UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 22, 2011

COMERICA INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	1-10706	38-1998421
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Comerica Bank Tower

1717 Main Street, MC 6404

Dallas, Texas  75201

(Address of principal executive offices)  (zip code)

(214) 462-6831

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

In November 2010, Comerica Incorporated (“Comerica”) announced that Dale E. Greene, Executive Vice President, The Business Bank, planned to retire in the third quarter of 2011.  Mr. Greene’s retirement date will be September 1, 2011.

In connection with Mr. Greene’s retirement, Comerica and Mr. Greene entered into a restrictive covenants and general release agreement (the “Agreement”) dated August 22, 2011.  The Agreement specifies that Mr. Greene’s employment will terminate September 1, 2011 (the “Separation Date”) and that he will return all property of Comerica and its subsidiaries and affiliates on or prior to the Separation Date.  Under the terms of the Agreement, Mr. Greene provides a general release of claims in favor of Comerica and its affiliates and agrees to be bound by certain restrictive covenants (including two year non-competition and non-solicitation restrictions that will prohibit him from engaging in any business in competition with the businesses conducted by Comerica in Michigan, California, Texas, Arizona or Florida and from soliciting the customers and employees of Comerica) without the consent of Comerica.  The Agreement also includes general non-disparagement and cooperation provisions and provides that Mr. Greene will not use, commercialize or disclose Comerica’s confidential information to any person or entity, except to such individuals as approved by Comerica in writing prior to any such disclosure or as otherwise required by law.

In consideration of these covenants and the release, the Governance, Compensation and Nominating Committee of the Board of Directors approved the accelerated vesting of Mr. Greene’s restricted Comerica stock (other than the restricted stock granted on November 17, 2009) as of his Separation Date.

Pursuant to the Agreement, prior to the Separation Date, so long as Mr. Greene continues to be employed by Comerica, he will generally continue to be paid and be eligible to participate in the health, welfare benefit and retirement plans of Comerica on the same basis as applied to him immediately prior to delivery of the Agreement.  Following the Separation Date, he will be eligible to elect continuation coverage under Comerica’s healthcare benefit plans in accordance with Section 4980B of the Internal Revenue Code of 1986, as amended and the terms of the applicable plan. Comerica shall reimburse Mr. Greene for reasonable and documented business expenses incurred by Mr. Greene on or before the Separation Date, in accordance with the terms of Comerica’s policy.  As well, Comerica will compensate Mr. Greene for any accrued but unused paid time off days as of the Separation Date, in accordance with the terms of Comerica’s policy. Mr. Greene will receive deferred compensation distributions from his deferred compensation plan accounts, if any, in accordance with his prior elections and the terms of the relevant plans.  Mr. Greene will be eligible to receive a share of any applicable incentive payment provided pursuant to the Comerica 2006 Amended and Restated Management Incentive Plan (“MIP”) which is payable in the year 2012 with respect to the one-year and three-year performance periods ended December 31, 2011, in accordance with the terms of the MIP. The amount of the payment, if any, will be prorated and/or adjusted to exclude any incentive amount attributable to any period during which Comerica was a participant in the United States Department of the Treasury’s Troubled Asset Relief Program (“TARP”), to the extent required by the rules and regulations applicable to TARP recipients, with such proration and/or adjustment to be applied in a manner consistent with the methodology applicable to other TARP covered participants in the MIP for the same performance periods.  To the extent provided in its bylaws, Comerica will defend, indemnify and hold Mr. Greene harmless from and against all liability for actions taken by him within the scope of his responsibilities, so long as his conduct in any such matter was consistent with the relevant standards contained in the bylaws.

This summary of the Agreement is qualified in its entirety by the terms of the Agreement, a copy of which is being filed herewith as Exhibit 10.1.

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

The information concerning the departure of Mr. Greene set forth under “Item 1.01 Entry into a Material Definitive Agreement” is incorporated by reference into this Item 5.02.

ITEM 8.01	OTHER EVENTS.

The warrants to purchase Comerica common stock due December 12, 2018, which were previously traded under the symbol “SBIBW,” are expected to be quoted on the OTC Bulletin Board under the symbol “CMPWW.”

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits

	10.1	Restrictive Covenants and General Release Agreement by and between Dale E. Greene and Comerica Incorporated dated August 22, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMERICA INCORPORATED

By:	/s/ Jon W. Bilstrom
Name:	Jon W. Bilstrom
Title:	Executive Vice President-Governance, Regulatory Relations and Legal Affairs, and Secretary

Date: August 26, 2011

EXHIBIT INDEX

Exhibit No.	Description

10.1	Restrictive Covenants and General Release Agreement by and between Dale E. Greene and Comerica Incorporated dated August 22, 2011.